Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 3, 2019, with respect to the combined financial statements of Erwin Hymer Group SE included in the amendment to the Current Report on Form 8-K of Thor Industries, Inc. filed April 18, 2019, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Manfred Bürkle Wirtschaftsprüfer (German Public Auditor)	/s/ Gerald Pentz Wirtschaftsprüfer (German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft Ravensburg, Germany

April 29, 2019